EXHIBIT 99.1

ICN Pharmaceuticals, Inc.	International Headquarters ICN Plaza 3300 Hyland Avenue Costa Mesa, California 92626	Telephone: (714) 545-0100 FAX: (714) 641-7215 Telex: 67-0413

Contact:

Jeff Misakian, Investor Relations

714-545-0100, ext. 3309

ICN PHARMACEUTICALS REPORTS

SECOND QUARTER 2003 EARNINGS

— Specialty Pharmaceuticals Sales Up 15 Percent —

COSTA MESA, CA, August 5, 2003 – ICN Pharmaceuticals, Inc. (NYSE: ICN) today announced second quarter 2003 revenues of $183.5 million, compared with $180.8 million in the same period last year. ICN also reported net income for the 2003 second quarter of $14.9 million, or $0.18 per diluted share. Income from continuing operations for the 2003 second quarter was $17.4 million, or $0.21 per diluted share.

Net income in the 2002 second quarter was $32.4 million, or $0.38 per diluted share, while income from continuing operations in the 2002 second quarter was $50.6 million, or $0.56 per diluted share. Results from last year include the impact of certain non-recurring and unusual items (“non-recurring items”) discussed below. Excluding the non-recurring items, income from continuing operations in the second quarter of 2002 was $25.9 million, or $0.31 per diluted share.

The results for the 2003 second quarter reflect a 15 percent increase in product sales from the company’s specialty pharmaceuticals business over the prior year, offset by a 21 percent decline in royalty revenues from Ribapharm. The 2003 results also reflect an increase in the company’s cost of goods sold and selling expenses, and a negative impact from foreign currency translation.

Robert W. O’Leary, ICN’s Chairman and Chief Executive Officer, commented, “We were pleased to see our specialty pharmaceuticals business turn the corner, with an operating profit in the quarter. The business has begun to show real strength this quarter, particularly in North America and Europe. Sales in these regions were driven by increased investments in marketing and promotional efforts, as well as a return to a level of sales in the U.S. that more closely reflects retail demand. We also continued to execute our strategic repositioning plans, with the successful sales of our Russian operations and the research products and diagnostics divisions of Biomedicals. Cash at the end of June was up substantially in the quarter as a result of our on-going operations and the recent sales of these businesses.”

Non-recurring items in the second quarter of last year include a gain on the Ribapharm initial public offering, as well as other charges primarily associated with last year’s proxy contest, change in board membership and management, strategic repositioning and expenses related to the Ribapharm IPO. ICN also reported a loss in the prior year on a debt repurchase related to the Ribapharm IPO. Non-recurring items are detailed in Table 2 attached to this release.

ICN reported a loss from discontinued operations in the 2003 second quarter of $2.6 million, compared with a loss of $18.2 million in the same period last year. Included in the loss from discontinued operations in the second quarter of 2003 is a net loss on the sale of the company’s Russian and Biomedicals businesses of $6.6 million. Prior period amounts have been reclassified to conform with the current period presentation on the discontinued operations.

Product sales from ICN’s specialty pharmaceuticals business in the 2003 second quarter totaled $131.5 million, up 15 percent from the $114.8 million reported in the same period last year. Second quarter 2003 royalties for ribavirin totaled $52.0 million, a 21 percent decline from the $66.0 million in royalties reported in the 2002 second quarter. The decline in royalty revenues reflected increased market penetration by F. Hoffmann La Roche, compounded by Schering-Plough’s continued challenges with trade inventory levels. Schering and Roche market ribavirin under the brand names Rebetol® and Copegus™, respectively. Research and development expenses were down 24 percent compared to the 2002 second quarter, primarily due to the timing of costs associated with the development of Viramidine and Hepavir B™.

Ribapharm released its earnings results for the second quarter of 2003 on July 31, 2003. The consolidated results of ICN reflect an approximately 20 percent minority interest in Ribapharm from the date of the initial public offering.

Cash at June 30, 2003 totaled $402.3 million, compared with $245.2 million at year end 2002. Accounts receivable decreased to $181.1 million at June 30, 2003, down from $215.8 million at year end 2002.

ICN is an innovative, research-based global pharmaceutical company that manufactures, markets and distributes a broad range of prescription and non-prescription pharmaceuticals under the ICN brand name. Its research and new product development focuses on innovative treatments for dermatology, infectious diseases and cancer. This press release and certain other information are available in the investor relations section of ICN’s corporate web site at www.icnpharm.com.

FORWARD LOOKING STATEMENTS

This press release contains forward looking statements that involve risks and uncertainties, including, but not limited to, projections of future sales, royalty income, operating income, regulatory approval processes, litigation related to and competition from generic products, success of efforts to develop, acquire and market new products, and to refocus marketing of existing products, marketplace acceptance of the company’s products, success of the company’s strategic repositioning initiatives and the ability of management to execute them, cost-cutting measures, and other risks detailed from time to time in ICN’s SEC filings. These statements are based on management’s current expectations and involve risks and uncertainties which include general economic factors and business and capital market conditions, general industry trends and changes in tax law requirements and government regulation. ICN wishes to caution the reader that these factors, as well as other factors described in ICN’s SEC filings, are among the factors that could cause actual results to differ materially from the expectations described in the forward looking statements.

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Financial Tables to Follow

Table 1

Consolidated Condensed Statement of Income

for the three and six months ended June 30, 2003 and 2002

	Three Months Ended June 30,			Six Months Ended June 30,
In thousands, except per share data	2003	2002	% Change	2003	2002	% Change
Product sales	$131,532	$114,811	15%	$241,666	$242,816	0%
Royalties	51,955	66,000	-21%	100,538	123,001	-18%

Total revenues	183,487	180,811	1%	342,204	365,817	-6%
Cost of goods sold	48,297	37,355	29%	89,167	73,591	21%
Selling expenses	43,390	39,062	11%	80,668	78,980	2%
General and administrative expenses	24,839	31,505	-21%	55,285	57,591	-4%
Research and development costs	9,790	12,959	-24%	18,949	22,047	-14%
Non-recurring and other unusual items (1)	—	179,917	-100%	—	181,038
Amortization expense	8,335	8,174	2%	16,918	16,030	6%

	134,651	308,972	-56%	260,987	429,277	-39%

Income (loss) from operations	48,836	(128,161)	—	81,217	(63,460)	—
Interest, net	(6,598)	(9,133)		(13,908)	(22,216)
Other income (expense), net including translation and exchange	(5,803)	224,933		(1,712)	223,620

Income from continuing operations before provision for income taxes and minority interest	36,435	87,639		65,597	137,944
Provision for income taxes	13,845	32,154		24,927	51,313
Minority interest	5,152	4,934		10,011	4,968

Income from continuing operations	17,438	50,551		30,659	81,663
Loss from discontinued operations, net	(2,567)	(18,153)		(2,118)	(19,109)
Cumulative effect of change in accounting principle	—	—		—	(21,791)

Net income	$14,871	$32,398		$28,541	$40,763

Basic earnings per common share
Income from continued operations	$0.21	$0.61		$0.36	$0.99
Discontinued operations, net	(0.03)	(0.22)		(0.02)	(0.23)
Cumulative effect of change in accounting principle	—	—		—	(0.27)

Net income	$0.18	$0.39		$0.34	$0.49

Shares used in per share computation	84,117	82,827		84,110	82,552

Diluted earnings per common share
Income from continued operations	$0.21	$0.56		$0.36	$0.93
Discontinued operations, net	(0.03)	(0.18)		(0.02)	(0.19)
Cumulative effect of change in accounting principle	—	—		—	(0.22)

Net income	$0.18	$0.38		$0.34	$0.52

Shares used in per share computation	84,574	99,398		84,433	99,504

(1)	See Table 2

Table 2

Summary of non-recurring items

for the three months ended June 30, 2003 and 2002

In thousands, except per share data	Three Months Ended June 30, 2002	Six Months Ended June 30, 2002
Income from continuing operations	$50,551	$81,663
Excludes:
Non-recurring and other unusual items	179,917	181,038
Gain on sale of subsidiary stock	(262,949)	(262,949)
Loss on early extinguishment of debt	43,268	43,268
Tax effect on the non-recurring charges and gain	15,090	14,664

Income from continuing operations before non-recurring items	$25,877	$57,684

Diluted EPS from continuing operations before non-recurring items	$0.31	$0.69

Shares used in per share calculation (1)	84,072	84,178

Severance costs	$12,000	$12,000
Stock compensation costs related to ICN’s employee stock compensation plan	61,400	61,400
Executive and director bonuses paid in connection with the Ribapharm IPO	47,839	47,839
Transaction fees related to Ribapharm	13,000	13,000
Incentive compensation costs related to the change of control	12,022	12,022
Costs incurred in ICN’s proxy contest	6,261	7,382
Writedown of certain assets	9,100	9,100
International IPO write-off	18,295	18,295

Non-recurring items included in income (loss) from operations (2)	$179,917	$181,038

Gain on sale of subsidiary stock	$(262,949)	$(262,949)
Loss on early extinguishment of debt (3)	43,268	43,268

Non-recurring items included in other income (expense), net including translation and exchange	$(219,681)	$(219,681)

(1)	The shares used in the diluted EPS from continuing operations before non-recurring items excludes the anti-dilutive effect of convertible subordinated notes.

(2)	The Company has reclassified $2,986 of non-recurring items that were previously reported in continuing operations to discontinued operations for the three and six months ended June 30, 2002 to conform with discontinued operations presentation.

(3)	The Company adopted Statement of Financial Accounting Standards No. 145 (“SFAS No. 145”) in the fourth quarter of 2002, SFAS No. 145 eliminates the exception to record gains and losses related to extinguishment of debt as an extraordinary item.

Table 3

Consolidated Condensed Statement of Revenue and Operating Income

for the three and six months ended June 30, 2003 and 2002

(in thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2003	2002	% Change	2003	2002	% Change
Revenues
North America	$26,063	$19,470	34%	$41,434	$61,394	-33%
Latin America	33,685	32,547	3%	60,056	62,034	-3%
Europe	59,308	49,524	20%	114,884	94,298	22%
AAA	12,476	13,270	-6%	25,292	25,090	1%

Total pharmaceuticals	131,532	114,811	15%	241,666	242,816	0%
Ribapharm royalty revenues	51,955	66,000	-21%	100,538	123,001	-18%

Consolidated revenues	$183,487	$180,811	1%	$342,204	$365,817	-6%

Cost of goods sold	$48,297	$37,355	29%	$89,167	$73,591	21%

Gross profit margin on product sales	63%	67%		63%	70%

Operating Income (Loss)
North America	$8,977	$4,746	89%	$6,046	$23,624	-74%
Latin America	11,600	12,204	-5%	18,379	21,251	-14%
Europe	9,299	5,852	59%	16,437	12,023	37%
AAA	(62)	967	—	1,588	2,383	-33%

Total pharmaceuticals	29,814	23,769	25%	42,450	59,281	-28%
Ribapharm	37,266	49,896	-25%	70,809	98,702	-28%

Consolidated segment operating income	67,080	73,665	-9%	113,259	157,983	-28%
Corporate expenses	(18,244)	(201,826)	-91%	(32,042)	(221,443)	-86%

Total consolidated operating income (loss)	$48,836	$(128,161)	—	$81,217	$(63,460)	—

Reconciliation of consolidated operating income to earnings before interest, taxes, depreciation and amortization (“EBITDA”)
	Three Months Ended June 30,			Six Months Ended June 30,
	2003	2002	% Change	2003	2002	% Change
Consolidated operating income (GAAP)	$48,836	$(128,161)	—	$81,217	$(63,460)	—
Depreciation and amortization	14,276	14,760	-3%	29,055	28,482	2%

EBITDA (non-GAAP) (1)	63,112	(113,401)	—	110,272	(34,978)	—
Non-recurring items included in operating income	—	179,917	—	—	181,038	—

EBITDA (non-GAAP) excluding non-recurring items (1)	$63,112	$66,516	-5%	$110,272	$146,060	-25%

(1)	ICN believes that EBITDA is a meaningful non-GAAP financial measure as an earnings derived indicator that approximates cashflow. EBITDA as defined and presented by the Company may not be comparable to similar measures reported by other companies.

Table 4

Supplemental Non-GAAP Information

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Product sales	$131,532	$114,811	$241,666	$242,816
Currency effect	(6,028)		(8,500)
Product sales, excluding currency impact	$125,504		$233,166

North America pharmaceuticals	$26,063	$19,470	$41,434	$61,394
Currency effect	(686)		(1,107)
North America pharmaceuticals, excluding currency impact	$25,377		$40,327

Latin America pharmaceuticals	$33,685	$32,547	$60,056	$62,034
Currency effect	2,526		8,017
Latin America pharmaceuticals, excluding currency impact	$36,211		$68,073

Europe pharmaceuticals	$59,308	$49,524	$114,884	$94,298
Currency effect	(7,279)		(14,614)
Europe pharmaceuticals, excluding currency impact	$52,029		$100,270

AAA pharmaceuticals	$12,476	$13,270	$25,292	$25,090
Currency effect	(589)		(796)
AAA pharmaceuticals, excluding currency impact	$11,887		$24,496

Operating income excluding non-recurring items	$48,836	$51,756	$81,217	$117,578
Currency effect	1,394		2,851
Operating income excluding non-recurring items and currency impact	$50,230		$84,068

Note:  Currency effect is determined by comparing adjusted 2003 reported amounts, calculated using 2002 monthly average exchange rates, to the actual 2002 reported amounts. Constant currency sales is not a GAAP defined measure of revenue growth. Constant currency sales as defined and presented by the Company may not be comparable to similar measures reported by other companies.

Table 5

Consolidated Balance Sheet Data

as of June 30, 2003 and December 31, 2002

(in thousands)

	June 30, 2003	December 31, 2002
Cash	$402,334	$245,184
Accounts receivable, net	181,107	215,776
Inventory, net	92,238	88,862
Net assets of discontinued operations	29,176	153,762

Long-term debt	482,257	482,256
Total equity	731,192	703,690